Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statement (Form S-3 No. 333-265403) of JOANN Inc.,
(2)
Registration Statement (Form S-8 No. 333-254372) pertaining to the JOANN Inc. 2021 Employee Stock Purchase Plan, JOANN Inc. 2021 Equity Incentive Plan, and Stock Option Plan of Jo-Ann Stores Holdings Inc., dated October 16, 2012, and
(3)
Registration Statement (Form S-8 No. 333-265559) pertaining to the JOANN Inc. 2021 Employee Stock Purchase Plan, JOANN Inc. 2021 Equity Incentive Plan

of our reports dated April 4, 2023, with respect to the consolidated financial statements of JOANN Inc. and the effectiveness of internal control over financial reporting of JOANN Inc. included in this Annual Report (Form 10-K) of JOANN Inc. for the year ended January 28, 2023.

/s/ Ernst & Young LLP

Cleveland, Ohio

April 4, 2023